Amended and Restated on February 24, 2016

EXHIBIT 10.19
XYLEM
ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1.	Purpose
The purpose of this Xylem Annual Incentive Plan for Executive Officers (“AIP”) is to provide incentive compensation in the form of a cash award to executive officers of Xylem Inc. (the “Company”) for achieving specific pre-established performance objectives and to continue to motivate participating executive officers to achieve their business goals, while tying a portion of their compensation to measures affecting shareholder value. The AIP seeks to enable the Company to continue to be competitive in its ability to attract and retain executive officers of the highest caliber. The AIP first became effective as of October 31, 2011.
It is intended that compensation payable under the AIP will qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder, if such qualification is desired. The Company’s shareholders most recently approved the AIP for purposes of Section 162(m) of the Code on May 6, 2014.

2.	Plan Administration
The Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, as constituted by the Board from time to time, shall be comprised completely of “outside directors” as defined under Section 162(m) of the Code.
The Committee shall have full power and authority to administer, construe and interpret the provisions of the AIP and to adopt and amend administrative rules and regulations, agreements, guidelines and instruments for the administration of the AIP and for the conduct of its business as the Committee considers appropriate.
Except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power, to the extent permitted by law, to delegate its authority to any officer or employee of the Company to administer and interpret the procedural aspects of the AIP, subject to the terms of the AIP, including adopting and enforcing rules to decide procedural and administrative issues.
The Committee may rely on opinions, reports or statements of officers or employees of the Company and of counsel to the Company (inside or retained counsel), public accountants and other professional or expert persons.
The Board reserves the right to amend or terminate the AIP in whole or in part at any time; provided, however, that except as necessary to maintain an outstanding incentive award’s qualification as performance-based compensation under Section 162(m) of the Code (“Performance-Based Compensation”), no amendments shall adversely affect or impair the rights of any participant that have previously accrued hereunder, without the written consent of the participant. Unless otherwise prohibited by applicable law, any amendment required to cause an incentive award to qualify as Performance-Based Compensation may be made by the Committee. No amendment to the AIP may be made to alter the class of individuals who are eligible to participate in the AIP, the performance criteria specified in Section 4 hereof or the maximum incentive award payable to any participant without shareholder approval unless shareholder approval of the amendment is not required in order for incentive awards paid to participants to constitute Performance-Based Compensation.
No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the AIP, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the AIP, unless arising out of such person’s own fraud or bad faith.

3.	Eligible Executives
Executive officers of the Company and its subsidiaries, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, shall be eligible to participate in the AIP. The Committee shall select from all eligible executive officers, those to whom incentive awards shall be granted under the AIP.

4.	Plan Year, Performance Periods, Performance Measures and Performance Targets
Each fiscal year of the AIP (the “Plan Year”) shall begin on January 1 and end on December 31. The performance period (the “Performance Period”) with respect to which incentive awards may be payable under the AIP shall be the Plan Year unless the Committee designates one or more different Performance Periods.
The Committee shall establish the performance measures (the “Performance Measures”) to be used which may include, one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales (including organic revenue); (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets; (xix) total shareholder return; (xx) return on invested or total capital and (xxi) economic value added.
In addition, to the extent consistent with Section 162(m) of the Code, Performance Measures may be based upon other objectives such as negotiating transactions or sales, implementation of Company policy, development of long-term business goals or strategic plans, negotiation of significant corporate transactions, meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures; provided however, that the measurement of any such Performance Measures must be objectively determinable.
All Performance Measures shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be according to generally accepted accounting principles as in existence on the date on which the applicable Performance Period is established and without regard to any changes in such principles after such date (unless the modification of a Performance Measure to take into account such a change is pre-established in writing at the time the Performance Measures are established in writing by the Committee and/or the modification would not affect the ability of the incentive award to qualify as Performance-Based Compensation).
Notwithstanding the foregoing, incentive awards that are not intended to qualify as Performance-Based Compensation may be based on the Performance Measures described above or such other measures as the Committee may determine.
The Committee shall establish the performance targets (the “Performance Targets”) to be achieved which shall be based on one or more Performance Measures relating to the Company as a whole or to the specific businesses of the Company, subsidiaries, operating groups, or operating units, as determined by the Committee. Performance Targets may be established on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee also shall establish with respect to each incentive award an objective formula to be used in calculating the amount of incentive award each participant shall be eligible to receive. There may be a sliding scale of payment dependent upon the percentage levels of achievement of Performance Targets.
The Performance Measures and Performance Targets, which may be different with respect to each participant and each Performance Period, must be set forth in writing by the Committee within the first ninety (90) days of the applicable Performance Period or, if sooner, prior to the time when 25 percent of the relevant Performance Period has elapsed.

5.	Certification of Performance Targets and Calculation of Incentive Awards
After the end of each Performance Period, and prior to the payment for such Performance Period, the Committee must certify in writing the degree to which the Performance Targets for the Performance Period were achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the incentive award. The Committee shall calculate the amount of each participant’s incentive award for such Performance Period based upon the Performance Measures and Performance Targets for such participant. In establishing Performance Targets and Performance Measures and in calculating the degree of achievement thereof, the Committee may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The Committee shall have no authority or discretion to increase the amount of any participant’s incentive award as so determined to the extent such incentive award is intended to qualify as Performance-Based Compensation, but it may reduce the amount or totally eliminate any such incentive award if it determines in its absolute and sole discretion that such action is appropriate in order to reflect the participant’s performance or unanticipated factors during the Performance Period. The Committee shall have the authority to increase or decrease the amount of an incentive award to the extent the incentive award is not intended to qualify as Performance-Based Compensation.
The maximum payment that may be made with respect to incentive awards under the AIP to any participant in any one calendar year shall be $8,000,000; provided, however, that this limitation shall not apply with respect to any incentive award that is paid in a calendar year prior to the year it would ordinarily be paid because of a Change in Control or other transaction or event that provides for accelerated payment of an incentive award.

6.	Payment of Awards
Approved incentive awards shall be payable by the Company in cash to each participant, or to the participant’s estate in the event of the participant’s death, as soon as practicable (and in any event no later than 2 1/2 months) after the end of each Performance Period. No incentive award that is intended to qualify as Performance-Based Compensation may be paid under the AIP until the Committee has certified in writing that the relevant Performance Targets were achieved. If a participant is not an employee on the last day of the Performance Period, the Committee shall have sole discretion to determine what portion, if any, the participant shall be entitled to receive with respect to any award for the Performance Period; provided, however, that other than in the case of a participant’s death, disability or in connection with a Change in Control (as described in Section 8), any payment in respect of an award shall be subject to the satisfaction of the applicable Performance Targets for the Performance Period. The Committee shall have the authority to adopt appropriate rules and regulations for the administration of the AIP in such termination cases.
Notwithstanding the above, no incentive awards shall be paid under the AIP unless the AIP is approved by the requisite shareholders of the Company.

7.	Other Terms and Conditions
Any award made under this AIP shall be subject to the discretion of the Committee. No person shall have any legal claim to be granted an award under the AIP and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, incentive awards under the AIP shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Incentive awards granted under the AIP shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

Nothing contained in the AIP shall give any participant the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of a participant.
The Company retains the right to deduct from any incentive awards paid under the AIP any Federal, state, local or foreign taxes required by law to be withheld with respect to such payment. In addition, if the Company in its reasonable judgment determines that a participant owes the Company any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and the Participant has not satisfied these obligation(s), the Company may withhold and/or deduct funds equal to the amount of the obligation from payments under the AIP due to the Company from the participant to the maximum extent permitted by Code Section 409A.
If the participant is covered by the Company’s Clawback Policy, as may be in effect from time to time, the Awards granted under the AIP will be subject to the policy and may be subject to recovery (in whole or in part) by the Company.

8.	“Change in Control” means the occurrence of any of the following:

(i)
a person or group (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Act) of 30% or more of the outstanding common stock of Xylem Inc. (the “Stock”);

(ii)
any person or group (other than the Company or a subsidiary of the Company, or any employee benefit plan sponsored by the Company or a subsidiary) purchases shares to acquire Stock (or securities convertible into Stock) through a tender offer or exchange offer where after consummation of the offer, the person in question will be the beneficial owner, directly or indirectly, of 30% or more of Stock;

(iii)
the consummation of (A) any consolidation, business combination or merger involving the Company, except where holders of Stock immediately prior to the consolidation, business combination or merger (x) continue to hold 50% or more of the combined voting power of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of Stock of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately after the transaction as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(iv)
there is a change in a majority of the members of the Board of Directors of the Company within a 12-month period unless the election or nomination by the Company’s stockholders of each new director during such 12-month period was approved by the vote of 2/3rds of the directors then still in office who (x) were directors at the beginning of the 12-month period or (y) whose nomination or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of the 12-month period; or

(v)
approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets by an Affiliate of the Company.

Upon the occurrence of a Change in Control, the Performance Measures for each Performance Period with respect to which incentive awards may be payable under the AIP shall be deemed to be achieved at the greater of (i) the Performance Target established for such Performance Measures or (ii) the Company’s actual achievement of such Performance Measures as of the Change in Control. Payment of the incentive awards, for the full year, will be made to each participant, in cash, within five (5) business days following such Change in Control.

9.	Governing Law.
This AIP will be construed and governed in accordance with the laws of the State of New York.

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